CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-210488, 333-210095, 333-195430, 333-139356) of GTT Communications, Inc. of our report dated August 11, 2017 relating to the financial statements of Perseus Telecom Limited, which appears in this Current Report on Form 8‑K of GTT Communications, Inc.

New York, NY
April 9, 2018